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THURSDAY APRIL 23, 9:24 AM EASTERN TIME

COMPANY PRESS RELEASE

PRECEPT COMPLETES ACQUISITION OF INFOGRAPHIX

DALLAS--(BUSINESS WIRE)--April 23, 1998--Precept Business Services, Inc. (NASDAQ:PBSIA - NEWS) announced today it has successfully closed on its announced acquisition of Boston-based InfoGraphix, Inc., a single source provider of products and services to corporate marketing departments, and a distributor of document management services.

InfoGraphix, Inc., with annualized revenues of $25 million, was issued shares of Precept Class A Common Stock in consummation of the transaction that was structured to be accounted for as a pooling of interest.

"The market presence of InfoGraphix in the Boston area is just outstanding," voiced Precept Chairman & CEO David Neely. "Jim Gorin, who founded InfoGraphix, has put together a fantastic team there that fits beautifully with the Precept group and our plans to the be 'Consolidator of Choice' with the industries independent distributor network." All existing management and personnel are expected to remain in place.

"We view this acquisition of InfoGraphix as a strategic opening move of a game plan to quickly take Precept to $500 million in annual revenue," added Neely. Precept is already recognized as the nation's largest independent distributor of business printing, forms, and document management services with sales and distribution throughout the continental United States.

(Statements about the company's outlook and all other statements in this release other than historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties and factors, many of which are outside Precept's control, that could cause actual results to differ materially from such statements. While the company believes that the assumptions concerning future events are reasonable, it cautions that there are inherent difficulties in predicting certain important factors, especially the timing and magnitude of technological advances; the performance of recently acquired businesses; the prospects for future acquisitions; the possibility that a current customer could be acquired or otherwise affected by a future event that would diminish their business requirements; the competition within this industry and the impact of such competition on pricing, revenues and margins; the degree to which business entities continue to purchase and/or need goods and/or services provided by Precept; uncertainties surrounding budget reductions or changes in funding priorities or existing business programs; and the cost of attracting and retaining highly skilled personnel. These factors, when applicable, are discussed in the company's filings with the Securities and Exchange Commission, copies of which may be obtained through the company without charge. Precept disclaims any intention or obligation to revise any forward-looking statements whether as a result of new information, future event, or otherwise.)
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CONTACT:

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     Precept Business Services, Inc.
     Scott Walker, 214/754-6618 (CFO)
     Nora Donnelly, 214/754-6618 (Corp. Comm.)



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